                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-67372


                               FLORIDA BANKS, INC.

                              Prospectus Supplement

                      (To Prospectus Dated August 31, 2001)

         You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         The "Selling Shareholders" section of the Prospectus of Florida Banks, Inc. is hereby deleted and replaced in its entirety by the "Selling Shareholders" section on the next page.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 17, 2001.


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                              SELLING SHAREHOLDERS

         The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of September 6, 2001 by the selling shareholders. In accordance with the rules of the SEC, beneficial ownership includes the shares issuable upon conversion of the Series B Preferred Stock, which are convertible within 60 days of September 6, 2001.

         The percentage of beneficial ownership for the following table is based on 5,709,004 shares of common stock outstanding as of September 6, 2001 and 6,731,834 shares of common stock outstanding after the completion of this offering. To our knowledge, except as indicated in the footnotes to this table, the persons named in the table has sole voting and investment power with respect to all shares of common stock.

         Except as set forth below, the selling shareholders have not had any position, office or other material relationship with Florida Banks within the past three years. The table assumes that the selling shareholders sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

                                                                                                Shares Beneficially Owned
                                                         Shares Beneficially                       After the Offering
                      Name of                             Owned Before the      Shares Being       ------------------
                  Beneficial Owner                            Offering            Offered          Number  Percentage
                  ----------------                            --------            -------          ------  ----------

Richard L. and Sandra L. Andrews Trust                             7,000             5,000         2,000       *

Thomas J. and Martha M. Azzarelli                                  5,500             5,000           500       *

Jack W. Behn                                                       5,000             5,000             0       *

Black Diamond Offshore Ltd.(1)                                   549,300            95,580       255,200     3.79%

C.L.D. Investments, LTD.                                          10,000            10,000             0       *

Salomon Smith Barney Custodian FBO                                13,000            10,000         3,000       *
Larry C. Carey, IRA

Merriem J. Chapman                                                 5,000             5,000             0       *

Virginia Jones Charest                                            20,000            20,000             0       *

CMB Capital, LLC (2)                                              73,550            73,550             0       *

John B. Culpepper                                                 15,000            15,000             0       *

Don Stewart Stables, Inc.                                          5,000             5,000             0       *

Richard R. Dostie, IRA                                            13,000             5,000         8,000       *

                                                                                               Shares Beneficially Owned
                                                         Shares Beneficially                       After the Offering
                      Name of                             Owned Before the      Shares Being       -------------------
                  Beneficial Owner                            Offering            Offered          Number   Percentage
                  ----------------                            --------            -------          ------  -----------

Double Black Diamond Offshore LDC(3)                             549,300           198,520       255,200     3.79%

Falcom Communications, Inc.                                        5,000             5,000             0       *

Elizabeth T. Futch                                                 5,000             5,000             0       *

Arletta K. Hicks, Trustee of the Arletta K.                        5,000             5,000             0       *
Hicks Trust

Smith Barney IRA FBO Charles E. Hughes, Jr.(4)                   212,183            10,000       202,183     3.00%

Thomas D. Ingram                                                  25,000             5,000        20,000       *

Raymond James & Associates, Inc. Custodian FBO                     5,600             5,600             0       *
William S. Ivester IRA

J. Malcolm Jones, Jr.(5)                                          68,500            15,000        53,500       *

Virginia S. Jones                                                 15,000            15,000             0       *

Hugh H. Jones & John Gaultney, Co-TTEES of the                     8,880             5,880         3,000       *
Hugh H. Jones, Jr. Irrevocable Trust DTD. 12/04/96

Hugh H. Jones TTEE. for the Hugh H. Jones, Jr.                     8,880             5,880         3,000       *
Irrevocable Trust DTD. 3/19/93

Perry J. Kenner(6)                                                 3,872             1,500         2,372       *

KIM Enterprises, L.P.                                              5,000             5,000             0       *

Robin F. Kippenberger                                              6,000             5,000         1,000       *

Legacy Financial Partners, LLC                                    61,900            55,000         6,900       *

David L. Lentes                                                    5,000             5,000             0       *

Carl W. Lindell, Jr.                                              15,000            15,000             0       *

Eleanor P. Lyon, TTEE U/A DTD 4/17/91                             10,000             5,000         5,000       *
by Eleanor P. Lyon

                                                                                               Shares Beneficially Owned
                                                         Shares Beneficially                       After the Offering
                      Name of                             Owned Before the      Shares Being       ------------------
                  Beneficial Owner                            Offering            Offered          Number  Percentage
                  ----------------                            --------            -------          ------  ----------

Wilford C. Lyon, TTEE Wilford C. Lyon Jr.                         92,500            10,000        77,500     1.15%
Grantor(7)

Boyd E. Lyon, Sr.                                                 17,500             7,500        10,000       *

Charles Schwab & Co., Inc. FBO: Kenneth Hood                       8,500             7,500         1,000       *
MacKay, III IRA

William B. Martin                                                  5,000             5,000             0       *

Ray F. Mathis                                                      5,000             5,000             0       *

Sandy McBride                                                      5,792             5,000           792       *

Kenneth R. McGurn and Linda C. McGurn as tenants                  14,000             5,000         9,000       *
by the entirety

David McIntosh(8)                                                 12,225             5,000         7,225       *

John S. McMullen(9)                                              247,950            15,000       232,950     3.46%

David R. Murphy, III                                              50,000            30,000        20,000       *

Hinton Nobles IRA Rollover 3/19/98                                60,000            40,000        20,000       *

John and Michael Paglia                                            9,692             8,820           872       *

Selvin Passen, M.D.                                               15,000            15,000             0       *

Martin Passen                                                      5,000             5,000             0       *

John L. and Brandie L. Puls                                       15,000            15,000             0       *

Samuel L. Renfroe and Marjorie R. Renfroe                          5,000             5,000             0       *

Judith Richman and Jill Paul                                       5,000             5,000             0       *

Bree R. Ringhaver                                                 20,000            20,000             0       *

Bessemer Trust Company, Trustee of the Don D.                      5,000             5,000             0       *
Roberts IRA Rollover

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

                                                                                               Shares Beneficially Owned
                                                         Shares Beneficially                       After the Offering
                      Name of                             Owned Before the      Shares Being       ------------------
                  Beneficial Owner                            Offering            Offered          Number  Percentage
                  ----------------                            --------            -------          ------  ----------
David Ruppel, Maxine M. Sterghos                                  30,000            10,000        20,000       *

M. G. Sanchez (10)                                               160,000             5,000       150,000     2.23%

Salomon Smith Barney, IRA Custodian FBO M.G.                     160,000             5,000       150,000     2.23%
Sanchez

William S. Serata                                                 10,000            10,000             0       *

W. Carl Smith(11)                                                383,600            60,000       323,600     4.80%

Dan J. and Tresha T. St. John JTWROS                               7,500             7,500             0       *

John R. Stoner, TTEE John R. Stoner Org Inc DBPP                  34,572            15,000        19,572       *

William I. Sultanfuss II                                          15,000            15,000             0       *

Edward L. Toney                                                    5,000             5,000             0       *

Mark D. Walker IRA Rollover                                       37,884             5,000        32,884       *

WIT Ventures, LTD(12)                                            181,329            30,000       151,329     2.24%

Mark Wolfson IRA Account                                           7,000             5,000         2,000       *

Y-NOT, L.L.C.                                                     21,000            15,000         6,000       *

-------------------------------
*Less than 1%.

(1) Double Black Diamond Offshore LDC, Black Diamond Offshore, Ltd., Carlson Capital L.P., Carlson Offshore Advisors L.P., and Clint D. Carlson are affiliates. Includes shares beneficially owned by Double Black Diamond Offshore LDC.

(2) CMB Capital is controlled by Clay Biddinger, a member of the board of directors.


(3) Double Black Diamond Offshore LDC, Black Diamond Offshore, Ltd., Carlson Capital L.P., Carlson Offshore Advisors L.P., and Clint D. Carlson are affiliates. Includes shares beneficially owned by Black Diamond Offshore, Ltd.

(4) Includes 86,667 shares subject to immediately exercisable options. Although options to purchase 80,000 of such 86,667 shares will become exercisable in equal amounts over eight years, these shares are considered immediately exercisable because upon the termination of Mr. Hughes' employment with Florida Banks for any reason (by either Mr. Hughes or Florida Banks) all such options will become immediately exercisable. Mr. Hughes is president and chief executive officer of Florida Banks and serves as a member of its board of directors.
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(5)      Includes 7,000 shares subject to immediately exercisable options and
         15,000 shares owned by Mr. Jones's spouse. Mr. Jones is a member of the board of directors of Florida Banks.

(6)      Mr. Kenner is the Controller of Florida Banks.

(7) Includes 7,000 shares subject to immediately exercisable options, 5,000 shares held by Mr. Lyon's spouse, 5,000 shares controlled by Mr. Lyon's spouse and 20,000 shares held by Mr. Lyon's children. Mr. Lyons is a member of the board of directors of Florida Banks.

(8) Includes 7,000 shares subject to immediately exercisable options. Mr. McIntosh is a member of the board of directors of Florida Banks.

(9) Includes 5,000 shares controlled by Mr. McMullen as trustee. Mr. McMullen is the former President of the Bank.

(10) Includes 75,000 shares subject to immediately exercisable options. Mr. Sanchez is Chairman of the board of directors of Florida Banks.

(11) Includes 357,600 shares of common stock held individually by Mr. Smith, 25,000 shares of common stock controlled by Mr. Smith's spouse and 1,000 shares held by Mr. Smith's spouse.

(12) Andrew Krusen, a member of the board of directors of Florida Banks, is a General Partner of WIT Ventures, Ltd. Included shares over which Mr. Krusen has control.